As filed with Securities and Exchange Commission on August 7, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TASER International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-0741227
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17800 North 85th Street, Scottsdale, Arizona 85255

(Address of Principal Executive Offices) (Zip Code)

2013 STOCK INCENTIVE PLAN

(Full title of the plan)

Douglas E. Klint

President, Corporate Secretary and General Counsel

17800 North 85th Street

Scottsdale, Arizona 85255

(480) 991-0797

(Name, address and telephone number (including area code) of agent for service)

With a copy to:

Jeffrey E. Beck

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren

Phoenix, Arizona 85004

(602) 382-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.00001 par value, issuable under the 2013 Stock Incentive Plan (the “2013 Plan”)	7,348,517 shares	$8.82	$64,813,919	$8,840.62

(1)

Includes (x) 802,025 shares of the Registrant’s Common Stock (the “Carried Forward Shares”) that were not issued under the TASER International, Inc. 2009 Stock Incentive Plan (the “Former Plan”) and (y) 4,946,492 shares of the Registrant’s Common Stock (the “Outstanding Award Shares”) that are subject to outstanding awards under various Registrant plans and that may, to the extent they terminate, expire or lapse prior to the expiration date of the plans, be offered or sold under the TASER International, Inc. 2013 Stock Incentive Plan (the “Plan”). The Carried Forward Shares were previously registered on a Registration Statement on Form S-8 filed on August 7, 2009 (No. 333-161183). The Outstanding Award Shares were previously registered on Registration Statements on Form S-8 filed on August 7, 2009 (No. 333-161183) and June 2, 2005 (No. 333-125455). The Registrant is concurrently filing a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-161183) to deregister the Carried Forward Shares under the Former Plan. Pursuant to Rule 416(a) there are also being registered additional shares of common stock that may become available for purchase in accordance with the provisions of the 2013 Plan to prevent dilution in the event of any future change in the outstanding shares of common stock as a result of a recapitalization stock dividends, stock splits or similar adjustments.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) based upon the average of the high and low prices of the common stock on the Nasdaq Global Select Market on August 2, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of this Form S-8 will be delivered to each employee who is eligible to participate in the TASER International, Inc. 2013 Stock Incentive Plan (the “2013 Plan”) in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by TASER International, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of filing:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(b) The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013.

(c) The Company’s Current Reports on Form 8-K filed on February 26, 2013, May 24, 2013, and July 12, 2013.

(d) The description of the Company’s Common Stock, $0.00001 par value (the “Common Stock”), is contained in the Company’s Form 8-A, filed with the SEC on March 7, 2001 (Reg. No. 333-55658) including any amendments or reports filed for the purpose of updating such information.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of a corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Chancery Court or the court in which such action or suit was brought determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court deems proper.

Further subsections of DGCL Section 145 provide that:

(1) to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;

(2) any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders;

(3) expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate;

(4) the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office; and

(5) a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The Company’s Certificate of Incorporation allows and its Bylaws require that the Company indemnify its directors and officers who are or were a party to, or are threatened to be made a party to, any proceeding (including a derivative action if the director or officer is not found liable to the Company), against all expenses reasonably incurred by a director or officer in connection with such a proceeding (including expenses, judgments, fines and amounts paid in settlement), if the director or officer acted in good faith, in a manner he or she believed was not opposed to the Company’s best interests and, with respect to a criminal proceeding, had no reason to believe that his or her conduct was unlawful.

The Company has entered into separate indemnification agreements with each of its directors and officers. The agreements provide for mandatory indemnification for and limit the liability of the Company’s directors and officers in serving the Company to the fullest extent permitted by the Delaware General Corporation Law. Specifically, under the agreements, the Company’s directors and officers will not be personally liable for monetary damages for their errors or omissions, except for liability for the breach of a director’s or officer’s duty of loyalty to the Company or its stockholders, for intentional misconduct or acts not in good faith, for making any unlawful distribution, for any transaction from which the director or officer derived an improper benefit, or for violating Section 16(b) of the Exchange Act or similar laws.

The Company’s Bylaws and indemnification agreements generally require that the Company advance to its directors and officers expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse the Company for such advances if it is ultimately found that the director or officer is not entitled to indemnification. The Company maintains directors’ and officers’ liability insurance under which the Company’s directors and officers are insured against claims for errors, neglect, breach of duty and other matters.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on this 7th day of August, 2013.

TASER INTERNATIONAL, INC.

By	/s/ Douglas E. Klint
Douglas E. Klint
President, Corporate Secretary and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT that each person whose signature appears below hereby constitutes and appoints Patrick W. Smith and Daniel M. Behrendt his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys and agents full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorneys and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Title	Date

/s/ PATRICK W. SMITH	Director and Chief Executive Officer (Principal Executive Officer)	August 7, 2013
Patrick W. Smith

/s/ DANIEL M. BEHRENDT	Chief Financial Officer (Principal Financial and Accounting Officer)	August 7, 2013
Daniel M. Behrendt

/s/ MATTHEW R. MCBRADY	Director	August 7, 2013
Matthew R. McBrady

/s/ HADI PARTOVI	Director	August 7, 2013
Hadi Partovi

/s/ JUDY MARTZ	Director	August 7, 2013
Judy Martz

/s/ MARK W. KROLL	Director	August 7, 2013
Mark W. Kroll

/s/ MICHAEL GARNREITER	Director	August 7, 2013
Michael Garnreiter

/s/ JOHN S. CALDWELL	Director	August 7, 2013
John S. Caldwell

/s/ RICHARD H. CARMONA	Director	August 7, 2013
Richard H. Carmona

THE PLAN. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on the Plan’s behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 7th day of August, 2013.

TASER INTERNATIONAL, INC.

By	/s/ Douglas E. Klint
Douglas E. Klint
President, Corporate Secretary and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Certificate of Incorporation, as amended	Incorporated by reference to Exhibit 3.1 to Registration Statement on Form SB-2, effective May 11, 2001 (Registration No. 333-55658), as amended

4.2	Certificate of Amendment to Certificate of Incorporation dated September 1, 2004	Incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-KSB, filed March 31, 2005

4.3	Bylaws, as amended	Incorporated by reference to Exhibit 3.2 to Registration Statement on Form SB-2, effective May 11, 2001 (Registration No. 333-55658), as amended

5.1	Opinion of Snell & Wilmer L.L.P.	Filed herewith

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)	See Exhibit 5.1

24.1	Power of Attorney (on signature page)	See Signature Page

99.1	2013 Stock Incentive Plan	Incorporated by reference to Appendix A to the Company’s 2013 Proxy Statement, filed April 3, 2013